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                     September 7, 2023

       Fei Cao
       Chief Financial Officer
       Weibo Corporation
       8/F, QIHAO Plaza, No. 8 Xinyuan S. Road, Chaoyang District
       Beijing 100027, People   s Republic of China

                                                        Re: Weibo Corporation
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-36397

       Dear Fei Cao:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Yuting Wu